Exhibit 99.1

For Immediate Release	Contact: Donna Pullen (803) 765-4558

Cynthia A. Hartley Appointed To SCBT Financial Corporation Board of Directors

Cynthia A. Hartley Director SCBT Financial Corporation

COLUMBIA, SC - (July 7, 2011)   SCBT Financial Corporation announced today that Cynthia A. Hartley has been appointed to its board of directors.  Hartley’s background and skills will be an asset for SCBT as it continues to grow in a rapidly changing industry.

With over 40 years of experience in human resources management, Hartley most recently was senior vice president of human resources with Sonoco Products Company in Hartsville, South Carolina. Under her direction, the company was recognized three consecutive times by Fortune Magazine/Hewitt as one of the top twenty-five companies in North America for developing leaders. She also chaired the company’s Sustainability Committee, which was selected in 2009 and 2010 as one of only three packaging companies globally to join the prestigious Dow Jones Sustainability Index.

A resident of Charleston, SC, Hartley is a graduate of Roosevelt University where she earned a Bachelor of Arts in English.  She later earned a Master of Science in Organizational Behavior from George Williams College and a Master of Business Administration from the University of Chicago.

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the largest publicly traded bank headquartered in South Carolina; NCBT, a Division of SCBT, N.A.; and Community Bank & Trust, a Division of SCBT, N.A.  Providing financial services for over 77 years, SCBT Financial Corporation operates 78 locations in 17 South Carolina counties, 11 North Georgia counties, and Mecklenburg County in North Carolina.   Named in Forbes as one of the 100 Most Trustworthy Companies in America for more than 60 months, SCBT Financial Corporation has assets of approximately $4 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.